Exhibit 1

COURT ISSUES FINAL ORDER APPROVING MOVE TO U.S.

EDMONTON, ALBERTA- December 5, 2007 - Biomira Inc. (Nasdaq: BIOM) (TSX: BRA) (“Biomira”, the “Company”) announced that the Alberta Court of Queen’s Bench  today issued a Final Order approving the plan of arrangement under which the Company will move to the United States and change its name to Oncothyreon Inc. (“Oncothyreon”).  Biomira also announced that the Board of Directors, upon review of the shareholder vote and other pertinent matters, yesterday voted unanimously to proceed with the plan of arrangement.

Biomira intends to file articles of amendment to effect the plan of arrangement on or about December 10, 2007, and to commence trading as Oncothyreon on the Nasdaq National Market under the symbol “ONTY” and on the Toronto Stock Exchange under the symbol “ONY” shortly thereafter. Letters of transmittal are expected to be mailed to registered shareholders commencing later today.

Upon completion of the plan of arrangement, Oncothyreon will become the parent corporation of a successor corporation of the current Biomira and its subsidiaries.  Holders of common shares of Biomira will receive one-sixth of a share of common stock of Oncothyreon in exchange for each common share of Biomira.  Oncothyreon intends to establish its headquarters in or near Seattle, Washington.

About Biomira
Biomira is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Biomira’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients.

Forward Looking Statements

In order to provide Biomira's investors with an understanding of its current intentions and future prospects, this release contains statements that are forward looking, including statements relating to the proposed reincorporation of Biomira from Canada to the United States and the timing thereof. These forward-looking statements represent Biomira's intentions, plans, expectations and beliefs and are based on its management's experience and assessment of historical and future trends and the application of key assumptions relating to future events and circumstances.

Forward-looking statements involve risks and uncertainties, including risks and uncertainties related to the proposed reincorporation transaction, Biomira's business and the general economic environment. Many of these risks and uncertainties are beyond Biomira's control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements. Risks, uncertainties, and assumptions include those predicting the completion of the proposed arrangement and reincorporation and the other risks and uncertainties described in the reports and other documents, including the registration statement on Form S-4, filed by either Biomira Inc. or Oncothyreon Inc. with the SEC and/or Canadian regulatory authorities.

Although Biomira believes that any forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of the risks and uncertainties associated with Biomira and Oncothyreon, you are encouraged to review the official corporate documents filed with the securities regulators in Canada and the United States, including the risk factors described in the amended registration statement on Form S-4 filed by Oncothyreon Inc. with the SEC and on SEDAR. Biomira and Oncothyreon are under no obligation to (and expressly disclaim any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@biomira.com

BIOMIRA INC.  2011 - 94 St. Edmonton, AB, Canada  T6N 1H1
Tel:  (780) 450-3761  Fax:  (780) 463-0871
ONCOTHYREON INC., 110 - 110th Avenue NE, Bellevue, WA   98004
Tel: (425) 450-0370  Fax:  ((425) 450-0371
http://www.biomira.com